EXHIBIT 99.1
Clear Channel Announces Expiration and Final Results of Its Previously Announced Tender Offer for AMFM Senior Notes
San Antonio, TX, July 30, 2008 — In connection with the completion of the merger with BT Triple Crown Merger Co., Clear Channel Communications, Inc. (“Clear Channel”) announced today the expiration and final results of its previously announced tender offer to purchase any and all of its subsidiary AMFM Operating Inc.’s (“AMFM”) outstanding 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “Notes”). The tender offer and consent solicitation was made pursuant to the terms and conditions set forth in the AMFM Offer to Purchase and Consent Solicitation Statement for the Notes dated December 17, 2007, and the related Letter of Transmittal and Consent. Further details about the terms and conditions of the tender offer and consent solicitation are set forth therein.
The tender offer and consent payment deadline expired at 8:00 a.m. New York City time on July 30, 2008. The aggregate principal amount of the Notes validly tendered (and not validly withdrawn) was $639 million, representing approximately 99.12% of outstanding Notes.
AMFM has accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the tender offer. AMFM has paid to The Depository Trust Company the total consideration payable to holders in the tender offer, and Global Bondholder Services Corporation, the depositary for the tender offer, has irrevocably instructed The Depository Trust Company to pay the full tender offer consideration, plus accrued interest, to the tendering holders. The total consideration paid to validly tendering holders will reflect the actual date of payment.
Citi acted as the lead dealer manager for the tender offer and lead solicitation agent for the consent solicitation and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated acted as co-dealer managers for the tender offer and co-solicitation agent for the consent solicitation. Global Bondholder Services Corporation acted as the depositary and Information Agent for the tender offer and the consent solicitation.
Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.
This announcement is for informational purposes only. The tender offer and consent solicitation was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents. The tender offer and consent solicitation was not made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws required the tender offer and consent solicitation to be made by a licensed broker or dealer, the tender offer and consent solicitation was deemed to be made on behalf of Clear Channel by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the outcome of any legal proceedings that have been or may be instituted by or against Clear Channel and others relating to the merger agreement; (2) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (3) the effect of the Merger on our customer relationships, operating results and business generally; (4) the ability to recognize the benefits of the Merger; (5) the amount of the costs, fees, expenses and charges related to the Merger; and (6) the impact of the substantial indebtedness incurred to finance the consummation of the Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828